UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2005
Ready Mix, Inc.
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)

001-32440	86-0830443
(Commission File Number)	(IRS Employer Identification Number)

3430 East Flamingo Rd Suite 100, Las Vegas, NV	89121
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 433-2090
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective November 1, 2005, Earle C. May, age 87, announced his retirement from the board of directors of Ready Mix, Inc. The Company expresses its sincere appreciation for his contributions to the Company since his appointment in January 2005. Mr. May’s term would have expired at the annual shareholders’ meeting in 2006. Mr. May served as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Governance Committee.
     In accordance with the Company’s Bylaws, the board of directors has appointed Don A. Patterson to fill the board vacancy created by Mr. May’s resignation and to assume the committee positions previously filled by Mr. May. In doing so, Mr. Patterson becomes Chairman of the Audit Committee. He meets all of the financial expert criteria pertaining to that position. Mr. Patterson will serve as appointed until the 2006 annual shareholders’ meeting when we will request that the shareholders elect Mr. Patterson as a director to fill the vacancy created by Mr. May’s retirement.
     Mr. Patterson, age 52, began his career in public accounting, working for eight years at Arthur Andersen where he developed an extensive background in accounting for the construction and construction material industry. He left to become the managing partner of Mansperger, Patterson & McMullin CPA’s where he worked for 19 years, continuing to provide accounting service and consultation to clients in both the construction materials and contracting industries. During that period he founded Legacy Window Coverings, LLC, an importing and distribution business where he currently serves as CEO. He has devoted his full time attention to Legacy's operations since 2004. Mr. Patterson graduated with a degree in accounting from Arizona State University in 1978 and received his Certified Public Accountant’s certificate in 1983.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ready Mix, Inc.
Date: November 7, 2005	By:	/s/ Clint Tryon
Clint Tryon
Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer